Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2012, in Amendment No. 2 to the Registration Statement (Form F-1) and related Prospectus of China Mobile Games and Entertainment Group Limited dated September 7, 2012. We also consent to the use of our report dated August 25, 2011 with respect to the combined financial statements of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. and of our report dated August 25, 2011 with respect to the consolidated financial statements of 3GUU Mobile Entertainment Industrial Co., Ltd., both of which are included in the Registration Statement.

/s/ Ernst & Young Hua Ming
Guangzhou, the People’s Republic of China
September 3, 2012